ABN 59 056 210 774
Unit 13, 112-118 Talavera Road,
NORTH RYDE NSW 2113 Australia
Ph: + 61 2 8817 4700
Fax: + 61 2 8817 4770
www.ebetonline.com

22 August, 2008

Mr Brian Daly
Rockmore Capital
28th Floor
150 East 58th Street
NEW YORK NY 10155
USA

Dear Brian

OCTAVIAN

We refer to your letter of 19 August, 2008.

In consideration of your agreement to pre-fund A$1.75m (in combination with Octavian) of Rockmore's proposed investment in Octavian for the specific purpose of enabling Octavian to repay a portion of its indebtedness to eBet, subject to what follows:

(1)
we hereby consent to the grant by Octavian to Rockmore of a second priority deed of charge over the Charged Property (as defined in our deed of charge dated 15 August, 2007, hereinafter referred to, with all amendments thereto, as the "eBet Charge");

(2)
we hereby grant to you an option (exercisable at any time prior to midnight on 30 September, 2008) to purchase the outstanding balance of Octavian's indebtedness to eBet for a sum equal to the amount calculated by reference to our letter of today’s date to Octavian. In the event that you exercise this option, we will assign and transfer to Rockmore all our right, title and interest in and to, and our rights under, the eBet Charge upon receipt by us of cleared funds;

(3)
in the event that the outstanding balance of Octavian’s indebtedness is not repaid to us prior to midnight on 30 September, 2008 and we are thereby entitled to exercise our rights under the eBet Charge, we hereby grant to you aright of first refusal (in the form of an option) to purchase from us all the Charged Property (as defined in the eBet Charge) for a sum not less than the highest price which has been offered in writing by a third party for the Charged Property (provided that such offer is a genuine bona fide offer) by way of a proposed purchase or any other similar transaction transferring rights in the Charged Property to such third party (whether in one or a series of transactions), which we are prepared to accept. This option shall remain open for a maximum period of 80 days from 30 September, 2008 (the "Option Period") provided that if notice of the proposed third party sale is given less that 10 Business Days before the end of the Option Period, the option shall be exercisable for 10 Business Days after receipt of such notice.

In the event that the option is not exercised in writing by you (and monies are received in cleared funds in our bank account in Sydney) within 10 Business Days after we have provided you with full details in writing of a proposed third party sale, the option  shall cease and (subject to paragraph (4) below), we shall be entitled to continue to exercise all our rights under the eBet Charge;

(4)
in the event that the option set out in paragraph (3) above lapses and we continue to exercise our rights under the eBet Charge, we agree and undertake to you that we shall pay over to you the sum of US$1m from the proceeds of the exploitation of the Charged Property (including, without limitation, any sale, assignment or licence of the same) which are over and above an amount equal to the following:

a.	the amount calculated by reference to our letter of today’s date to Octavian;
b.
any unpaid interest accrued on the outstanding indebtedness set out at (a) above with the interest rate being 30% pa (such interest being capitalised at the end of each calendar month) from 1 October, 2008 to and including the date on which a sum has been received by us from the exploitation of the Charged Property which is equal to the amounts set out at paragraphs (a), (c), (d) and (e);

c.	all costs incurred by us in enforcing the terms of the eBet Charge;
d.	all costs incurred by us in connection with the exploitation of the Charged Property; and
e.	all other moneys properly payable to us under the eBet Charge.

The payment of US$1m due to you shall be made within 10 Business Days after receipt by us of the funds described above provided always that once the US$1M is paid, any proceeds received over and above this amount will be dealt with in accordance with the respective rights of the parties under the eBet Charge.

For the avoidance of doubt, in the event that you do not exercise your option under paragraph (3) above, and we complete a sale or similar transaction transferring rights in the Charged Property to a third party, this paragraph (4) shall apply to the proceeds of such sale or similar transaction.

Our above agreement is conditional upon receipt of the sum of A$1.75m in cleared funds in our bank account in Sydney no later than 25 August, 2008.

eBet would welcome early repayment of Octavian's remaining outstanding indebtedness.

Yours faithfully
EBET LIMITED

/s/ Anthony Toohey	/s/ Ian R. James
ANTHONY P. TOOHEY	IAN R. JAMES
CEO & Managing Director	Director

Accepted and agreed on behalf of Rockmore Capital

/s/ Brian Daly
Brian Daly

cc.	Mr. Harmen Brenninkmeijer
Executive Chairman
Octavian International Limited